Exhibit 10.15

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 3, 2019 (the “Closing Date”), by and among Rock Cliff Capital LLC, a limited liability company formed under the laws of Delaware (the “Lender”), Herbal Brands, Inc., a Delaware corporation (“Borrower”), which is a direct wholly owned subsidiary of NS US Holdings, Inc. a Delaware corporation (“Holdings”), which is a direct wholly-owned subsidiary of Northern Swan Holdings, Inc. a British Columbia corporation (“Parent”), and each subsidiary of Borrower that, after the date hereof, executes an instrument of joinder hereto (each a “Subsidiary Guarantor” and such Subsidiary Guarantors and Borrower, each a “Loan Party” and collectively the “Loan Parties”). Borrower was formed for the purpose of acquiring certain assets from B.N.G. Enterprises Incorporated, an Arizona corporation (“BNG”), SupremeBeing, L.L.C., a Delaware limited liability company (“SupremeBeing”), Fusion Formulations, L.L.C., an Arizona limited liability company (“Fusion”), Acme Wholesale, L.L.C., a Nevada limited liability company (“Acme”) (such acquisition, the “Acquisition” and such sellers, collectively, the “Target”) pursuant to that certain Asset Purchase Agreement, dated April 30, 2019, by and among Parent, Borrower and Target (the “APA”). Lender and Borrower agree as follows:

1. Loan. Lender will make an extension of credit for Borrower’s benefit, and Borrower promises to pay Lender the amount of the Loan (including principal and interest thereon), the Back-End Fee and other amounts Borrower owes Lender now or later pursuant to the terms and conditions of this agreement and as set forth below (collectively, “Obligations”).

1.1 Availability. Subject to the terms and conditions of this Agreement, on the date hereof, Lender shall lend to Borrower a term loan in an aggregate principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Loan”). The Loan is not revolving in nature, and amounts repaid or prepaid prior to the fourth anniversary of the Closing Date (the “Maturity Date”) may not be reborrowed.

1.2 Principal Repayment. The outstanding principal amount of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

1.3 Interest Rate. Borrower further promises to pay interest on the outstanding principal amount of the Loan from the date hereof until payment in full, which interest shall accrue at a rate equal 8.0% per annum. Interest shall be due and payable in arrears on the first day of each fiscal quarter following the Closing Date, commencing on July 1, 2019 and shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed.

1.4 Place of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America to Lender at the address set forth on the signature page to this Agreement, unless another place of payment shall be specified in writing by Lender.

1.5 Evidence of Debt. Lender hereby requests, and Borrower agrees to deliver on the Closing Date, a promissory note in the form of Exhibit A hereto as evidence of the Loan hereunder (the “Note”). At the time of the Loan (or at the time of receipt of any payment of principal), Lender shall make or cause to be made, an appropriate notation in its records reflecting the amount of the Loan and the amount of such payment. The outstanding amount of the Note shall be prima facie evidence of the principal amount thereof outstanding absent manifest error, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on the Note when due.

1.6 Payments and Prepayments.

(a) Order of Payment; Voluntary Prepayment. Any voluntary or mandatory prepayment on the Loan shall be applied first to accrued interest, and second to the outstanding principal balance thereof. The Loan may be prepaid in whole or in part without penalty or premium except as set forth in Section 1.6(c) below.

(b) Mandatory Prepayment. On the date of Borrower’s delivery of the certificate required by Section 4.1(c) (the “Compliance Certificate”), Borrower shall prepay the Loan in an amount equal to 70% of Operating Cash Flow for the most recent fiscal quarter covered by such Compliance Certificate if and to the extent such Operating Cash Flow is greater than $0. “Operating Cash Flow” means, with respect to Borrower, for any period of determination for such period, EBITDA for such period minus (i) capital expenditures for such period minus (ii) changes in working capital for such period minus (iii) interest expense minus (iv) tax distributions made pursuant to Section 4.3(vi) minus (v) payments made to an account of Borrower for purposes of establishing the Additional Restricted Cash (as defined in the APA) (the “Earnout Buildup Payments”). “EBITDA” means, with respect to Borrower and its Subsidiaries, net income plus (i) interest expense, plus (ii) tax distributions made pursuant to Section 4.3(vi), plus (iii) depreciation expense, plus (iv) amortization expense, plus (v) costs and expenses incurred in relation to implementation of Borrower’s new ERP system, plus (vi) any extraordinary non-cash charges for such period, plus (vii) expenses and fees directly incurred for such period in connection with the Loan Documents and the Acquisition, plus (viii) transition costs related to the Acquisition, including without limitation, the Transition Services Agreement with Target, plus (ix) the Earnout Payments to the extent deducted in the calculation of net income.

(c) Back-End Fee. Notwithstanding anything to the contrary in Section 1.6, prior to or upon the voluntary prepayment or scheduled repayment in full of the Loan, pursuant to Section 1.2, 1.6(a), Article 5 or otherwise, Borrower shall pay to Lender, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, a back-end fee (“Back-End Fee”) in an amount equal to the greater of (i) zero and (ii) (x) two million three hundred thirty-seven thousand five hundred dollars ($2,337,500) minus (y) the amount of interest payments that have been paid hereunder as of such date of determination, on such date.

1.7 Default Rate. Upon the occurrence and during the continuance of an Event of Default (as defined below), which Event of Default is not remedied or waived by Lender within five (5) Business Days after the receipt by Borrower of notice from Lender of such Event of Default, overdue and unpaid amounts under this Agreement (including principal, interest, fees and expenses) shall bear interest at a rate per annum equal to three percent (3.0%) above the rate that is otherwise applicable to the Loan (the “Default Rate”) unless Lender otherwise elects from time to time in its sole discretion to impose a smaller increase. Payment or acceptance of the increased interest rate provided in this Section 1.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender. Notwithstanding anything in this Section to the contrary, if Borrower has failed to make a payment hereunder but such failure has not ripened into an Event of Default under Section 5(i), Lender may impose the higher interest rate under this Section commencing ten (10) Business Days after such failure to pay, provided such failure to pay shall not result in an Event of Default until the conditions of Section 5(i) have been met. “Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by law to close.

1.8 Collateral.

(a) Definitions.

(i) “Collateral” means all of the following, whether now owned or hereafter acquired: all Accounts; all Chattel Paper; all Commercial Tort Claims; all Contracts; all Deposit Accounts, all Documents; all General Intangibles, including, without limitation, Intellectual Property; all Goods, Equipment, Inventory and Fixtures; all Instruments, including, without limitation, all Promissory Notes; all Investment Property; all Letter-of-Credit Rights; all Money; all Securities Accounts; all Supporting Obligations of any Loan Party; all other goods and personal property of any Loan Party, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Loan Parties; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing, “Collateral” shall not include (a) voting equity interests of any foreign Subsidiary solely to the extent that such equity interests represent more than 65% of the outstanding voting equity interests of such foreign Subsidiary, (b) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that, (A) the foregoing exclusions of this clause (b) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (a) and (b) above or (d) below shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests (including any Accounts or equity interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests), (c) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall not be considered excluded, and (d) any equipment owned by any Loan Party that is subject to a purchase money lien or capital lease permitted pursuant to the terms of this Agreement to the extent the granting of a security interest hereunder is prohibited by the documents evidencing such liens or capital lease and such prohibition has not been waived or the consent of the other party to such documents has not been obtained (provided that, the foregoing exclusions of this clause (d) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien notwithstanding the prohibition).

(ii) “Contracts” means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which any Loan Party now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

(iii) “Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by any Loan Party or in which any Loan Party now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any copyright, trademark, patent, license, trade secret, customer list, marketing plan, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

(iv) “Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

(v) “Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

(vi) “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(vii) In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: “Account”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Documents”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Proceeds”, “Promissory Notes”, “Securities Account”, and “Supporting Obligations”. Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by any Loan Party.

(b) Secured Obligations. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Obligations and in order to induce Lender to make the Loan, each Loan Party hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Lender, and hereby grants to Lender, a security interest in all of its right, title and interest in, to the Collateral and all revenues attributable to the Collateral, including the Proceeds thereof.

(c) Representations, Warranties and Covenants Related to Collateral. The full amount of the Loan, together with any interest or premium thereon, is secured by the Collateral. Each Loan Party represents and warrants that: (i) except for the security interest created hereby in favor of Lender, such Loan Party is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all liens and security interests other than Permitted Liens, (ii) no effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed in favor of Lender or with respect to Permitted Liens, (iii) this Agreement creates a legal and valid security interest on and in all of the Collateral in which such Loan Party now has rights and will create a legal and valid security interest in the Collateral in which such Loan Party later acquires rights, (iv) Borrower’s name is correctly set forth above; Borrower is a Delaware corporations; and Borrower’s chief executive office is located at 33 Irving Place, Suite 9022, New York, New York 10003, and (v) such Loan Party does not own any Commercial Tort Claims.

No Loan Party shall:

(i) directly or indirectly, create, permit or suffer to exist, and such Loan Party shall defend the Collateral against and take such other action as is necessary to remove, any lien on or in the Collateral, or in any portion thereof except for (A) the security interest created hereby in favor of Lender, (B) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by such Loan Party for which adequate reserves have been established, (C) liens securing capital leases, (D) statutory or common law liens of landlords, carriers, warehousemen, mechanics, materialmen or repairmen or other like liens and non-consensual suppliers’ liens, in each case arising in the ordinary course of business, (E) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations, (F) any attachment or judgment Lien not constituting an Event of Default, (G) nonexclusive licenses or sublicenses of intellectual property granted in the ordinary course of business, and (H) other liens securing Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding; provided that any such lien shall be subordinated to the lien of Lender to the written satisfaction of Lender (clauses (A) through (H), collectively (“Permitted Liens”);

(ii) directly or indirectly, sell, lease, transfer, or otherwise dispose of any of the Collateral or attempt or contract to do so except (I) the sale of Inventory in the ordinary course of business, (II) the granting of nonexclusive licenses in the ordinary course of business, (III) the disposal of worn-out or obsolete Equipment in the ordinary course of business, (IV) sale of assets in an aggregate amount not to exceed $200,000 for any fiscal year, and (V) all or any part of the business, property or assets of any Subsidiary of Holdings or Parent or Borrower may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings, Parent, Borrower or any Subsidiary Guarantor; provided such conveyance, sale, transfer or disposition made by the Loan Parties pursuant to this clause (V) to entities that are not Loan Parties or will not become Loan Parties within the time periods specified in this Section 1.8(c), shall not exceed, in the aggregate, $100,000 for any fiscal year of the Borrower; or

(iii) create, incur, assume, or be liable for any indebtedness, except (I) the indebtedness evidenced by this Agreement, (II) indebtedness in respect of capital leases, (III) obligations to make payments to Target or its affiliate in an amount not to exceed $1,300,000 pursuant to Section 2.07 of the APA (the “Earnout Payments”), (IV) Borrower may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Borrower or any Subsidiary Guarantor, (V) guarantees in respect of the Parent’s Secured Convertible Notes, dated as of March 30, 2019, by and among Parent and the holders of such notes (as amended or modified from time to time and subject to the terms of the Subordination Agreement, dated as of the date hereof, by and among Borrower, Lender, the collateral agent party thereto, and the several holders of the Secured Convertible Notes, the “Secured Convertible Notes”), and (VI) Borrower and its Subsidiaries may become and remain liable with respect to other Indebtedness, so long as (x) the payment of which is subordinated to payment of the Loan to the written satisfaction of Lender, and (y) after giving effect to such Indebtedness, Borrower demonstrates pro forma Net Debt to EBITDA Ratio of 3.0 to 1.0 as of the most recent fiscal quarter for which a Compliance Certificate has been delivered. Each Loan Party shall notify Lender in writing not later than thirty (30) days after a change in such Loan Party’s name, state of organization, or the location of its chief executive office, and such Loan Party shall take all actions reasonably required by Lender to ensure the continued perfection of Lender’s valid first and prior security interest in the Collateral.

Not later than 45 days after the occurrence thereof, if any Loan Party shall at any time acquire a Commercial Tort Claim with a value in excess of $100,000, such Loan Party shall notify Lender in a writing signed by such Loan Party of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender. Each Loan Party shall maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to the Loan Parties, and, in any event, at not less than the full replacement cost of the Collateral. All such policies shall name Lender as additional insured and loss payee. Each Loan Party shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith. Each Loan Party shall maintain and protect the Collateral necessary in the conduct of its business in good order and working repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all needful and proper repairs, renewals and replacements thereto. Not later than 45 days after the occurrence thereof, each Loan Party shall inform Lender of any material damage or destruction to or of any of the Collateral with a value in excess of $100,000 and not covered by insurance. At any time and from time to time, upon the written request of Lender, and at the reasonable expense of the Loan Parties, each Loan Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem necessary or desirable to carry out the terms of this Agreement.

Not later than 45 days after the occurrence thereof, Upon the acquisition or formation of any Subsidiary by any Loan Party, such Loan Party shall (x) notify Lender thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of equity interest outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by such Loan Party and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and (y) cause such Subsidiary to (i) become a guarantor by executing and delivering to Lender a joinder agreement to this Agreement for purposes of granting a security interest and a Accession Agreement (as defined in the Guaranty) or such other documents as Lender shall reasonably request for such purpose, and (ii) deliver to Lender documents of the types referred to in Sections 3.1(g) and (i), all in form, content and scope reasonably satisfactory to Lender.

(d) Remedies Related to Collateral. After any Event of Default shall have occurred and while such Event of Default is continuing, each Loan Party expressly agrees that in any such event Lender may exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Loan Party agrees that in any such event Lender may, without demand of performance or other demand, advertisement or notice of any kind to or upon such Loan Party or any other person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), reclaim, take possession, recover, and dispose of the Collateral. Each Loan Party further agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall select, whether at such Loan Party’s premises or elsewhere. Lender is hereby irrevocably appointed the attorney-in-fact of such Loan Party with full authority in the place and stead of such Loan Party and in the name of such Loan Party, in Lender’s name or otherwise, from time to time in Lender’s discretion, to take any action and to execute any instrument, document or agreement which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement after any Event of Default shall have occurred and while such Event of Default is continuing. Each Loan Party agrees to pay Lender on demand any reasonable expenses with respect to any of the above.

(e) Voting. Each Loan Party shall be entitled to exercise all voting and other consensual rights pertaining to the Collateral beneficially owned by such Loan Party or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that such Loan Party shall not exercise or shall refrain from exercising any such right if such action would reasonably be expected to have a material adverse effect on the value of the Collateral or any part thereof.

(f) Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2. Representations and Warranties of the Loan Parties. Each Loan Party represents, warrants and covenants to Lender as follows, as of the Closing Date:

2.1 Corporate Existence. Such Loan Party has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Loan Party and the consummation by such Loan Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Loan Party. This Agreement has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding agreement of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2 Consents. No consent, approval, authorization, order, license, registration or qualification of or with any Governmental Entity is required for the execution and delivery by such Loan Party of this Agreement or the transactions contemplated hereby, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications as have been obtained, or which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of such Loan Party to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis. As used in this Agreement, the term “Governmental Entity” means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise (including, without limitation, a self-regulatory organization or stock exchange); (ii) federal, state or local; or (iii) domestic or foreign.

2.3 No Conflicts. The execution and delivery by such Loan Party of this Agreement, the performance by such Loan Party of its obligations hereunder, and the consummation by such Loan Party of the transactions contemplated hereby, will not conflict with or result in a breach or violation of (i) any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Loan Party or any of its Subsidiaries is a party or by which such Loan Party or any such Subsidiaries is bound or to which any of their property or assets is subject in an amount in excess of $100,000 or (ii) any applicable law or statute or any order, rule or regulation of any Governmental Entity having jurisdiction over such Loan Party or any of its subsidiaries or any of their respective properties, except for in the case of either clause (i) or (ii) such conflicts, breaches or violations that would not prevent or delay the consummation of the transactions contemplated by this Agreement or that would not be reasonably expected to have a material adverse effect on the Loan Parties as a whole, nor will any such action result in any violation of the provisions of the organizational documents of any Loan Party.

3. Conditions Precedent to the Loan. Lender’s obligation to fund the Loan on the Closing Date is subject to the following conditions precedent:

3.1 Loan Documents. Lender shall have received each of the following documents, duly executed by the parties thereto, as applicable:

(a)	This Agreement.

(b)	Warrants to purchase 193,402 class C Preferred Share of Parent at a strike price of $8.79 per share.

(c)	The Note.

(d)	A guaranty by Parent (the “Guaranty”) in form and substance reasonably satisfactory to Lender.

(e)	A pledge agreement relating to all of the issued and outstanding equity interests owned by Holdings in Borrower (the “Pledge Agreement”) in form and substance reasonably satisfactory to Lender.

(f)	[Reserved.]

(g)	An officer’s certificate, dated the Closing Date and signed by an executive officer of Borrower, confirming compliance with the conditions precedent set forth in Section 3.2 and 3.3 and the ratio set forth in Section 4.2 after giving effect to the incurrence of the Loan.

(h)	A secretary’s certificate of Borrower, Holdings and Parent in form and substance reasonably satisfactory to Lender.

(i)	Financing statements on form UCC-1 naming Borrower and Holdings as debtors and Lender as secured party, in form and substance reasonably satisfactory to Lender.

(j)	A undated executed stock power as required by the Pledge Agreement.

(k)	Lien searches satisfactory to Lender.

(l)	Copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming Lender as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance).

(m)	Certificates of good standing of Borrower, Holdings and Parent certified by the applicable governmental authority within one month prior to the Closing Date.

“Loan Documents” means the documents set forth in Section 3.1(a) through (g) above, collectively, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements and documents executed by the Loan Parties in favor of, and delivered to, Lender in connection with or pursuant to any of the foregoing.

3.2 Representations and Warranties; No Default. The representations and warranties of the Loan Parties contained in Article 2 of this Agreement and in any other Loan Document, shall be true and correct in all respects. No default or Event of Default shall exist or would result from the Loan or from the application of the proceeds thereof.

3.3 Acquisition. The Acquisition shall have been consummated, or substantially simultaneously with the borrowing of Loan hereunder shall be consummated, in all material respects in accordance with the APA (and no provision of the APA shall have been waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to Lender without its consent (such consent not to be unreasonably withheld, delayed or conditioned).

4. Covenants. For so long as this Agreement is in effect or any Obligations remain outstanding, each Loan Party covenants and agrees that:

4.1 Reporting. Borrower shall deliver to Lender:

(a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, all in reasonable detail, in accordance with IFRS and certified by an executive officer of Borrower as fairly presenting in all material respects the financial condition;

(b) as soon as available, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, all in reasonable detail, in accordance with IFRS and certified by an executive officer of Borrower as fairly presenting in all material respects the financial condition of Borrower and its Subsidiaries;

(c) concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and (b), a Compliance Certificate executed by an executive officer of Borrower (i) demonstrating and certifying Borrower’s compliance with Section 4.2 hereof in detail reasonably satisfactory to Lender and (ii) setting forth a calculation of Operating Cash Flow for the most recent fiscal quarter period covered thereby in detail reasonably satisfactory to Lender;

(d) prompt notice of any default under (i) this Agreement, (ii) the Secured Convertible Notes or (iii) any other indebtedness for borrowed money of the Borrower in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

Notwithstanding the foregoing, (i) in the event that Borrower delivers to Lender either (A) an Annual Information Form for Parent for a fiscal year, together with annual audited financial statements and management’s discussion and analysis thereon, all as prepared in accordance with the requirements of Canadian securities laws (“Canadian Annual Public Disclosure”) and as filed with the Canadian System for Electronic Document Analysis and Retrieval (or any successor system) (“SEDAR”), or (b) an Annual Report on Form 10-K or on Form 20-F prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended (an “SEC Annual Report”) and as filed with the Securities and Exchange Commission through its system for Electronic Data Gathering, Analysis, and Retrieval (or any successor system) (“EDGAR”), in either case within 90 days after the end of such fiscal year, such Canadian Annual Public Disclosure or SEC Annual Report shall satisfy all requirements of paragraph (a) of this Section to the extent that it does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit and (ii) in the event that the Parent delivers to Lender an Interim Financial Statement for Parent for a fiscal quarter, as filed on SEDAR or as filed on EDGAR as part of a quarterly report on Form 10-Q, within 45 days after the end of such fiscal quarter, such Interim Financial Statement shall satisfy all requirements of paragraph (b) of this Section.

Documents required to be delivered pursuant to this Section 4.1 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Borrower provides notice to Lender that such documents are filed for public availability on SEDAR.

Lender acknowledges and agrees that in Borrower’s complying with its obligations pursuant to this Section 4.1, Borrower may provide Lender with information that constitutes “material non-public information” (“MNPI”) under the securities laws of the United States, Canada or other jurisdictions, which could preclude the Lender from trading in securities of Parent, Borrower or the Subsidiaries while Lender is in possession of that MNPI. The term MNPI includes all information regarding Parent, Borrower and the Subsidaries that has not previously been disclosed to the public that: (i) a reasonable investor would consider important in making an investment decision regarding the them or their securities, whether independently or part of the “total mix” of information available; (ii) is a “material fact” within the meaning of Canadian securities laws, which includes information which could be reasonably expected to have a significant effect on the market price or value of the securities of the Parent, Borrower or the Subsidiaries; (iii) is a “material change” within the meaning of Canadian securities laws, which includes a material change in the business, operations or capital of Parent, Borrower or the Subsidiaries which could be reasonably expected to have a significant effect on the market price or value of their securities; or (iv) if Parent, Borrower or any Subsidiary is, at the time, a reporting issuer in the Province of Quebec, is “privileged information”, being information could affect the decision of a reasonable investor in securities of the Parent, Borrower or the Subsidaries.

Notwithstanding the foregoing, at any time after the Borrower, any of its subsidiaries, or its direct or indirect parent company has completed an initial public offering of securities in Canada, the United States or any other jurisdiction, or has otherwise become subject to public company reporting obligations under the securities laws of any jurisdiction, Lender may elect, by notice to the Borrower given pursuant to Section 7.4 under this Agreement, to be treated as a “public lender” and not to receive any MNPI pursuant to the Borrower’s reporting obligations in this Section 4.1. Borrower covenants and agrees that, following the receipt of such election, it will provide to Lender, pursuant to this Section 4.1 or otherwise, only such information regarding Borrower and its securities as has been previously publicly disclosed and filed or furnished on SEDAR or EDGAR, and any such other information as does not constitute MNPI. Lender acknowledges and agrees that the reporting obligations set forth in Section 4.1(a),(b),(c) and (d) shall be modified so as to relieve Borrower of any obligation to provide MNPI to the Lender during any period that Lender has elected to be treated as a “public lender”. Lender may revoke its election and cease to be treated as a “public lender” by notice to the Borrower given pursuant to Section 7.4, which revocation shall take effect 30 days after receipt by Lender, following which Borrower shall be both entitled to and required to provide to Lender any MNPI falling within the scope of the reporting obligations set forth in Section 4.1(a), (b), (c) and (d).

4.2 Net Debt to EBITDA Ratio. Borrower shall maintain a ratio of Net Debt to EBITDA of no greater than 3.0 to 1.0 determined as of the date of the end of the fiscal quarter on a rolling four-fiscal-quarter basis relating to the applicable Compliance Certificate. “Net Debt” means Indebtedness minus (i) cash and cash equivalents, minus (ii) cash held in an account of Borrower for purposes of establishing the Additional Restricted Cash (as defined in the APA), minus (iii) the Earnout Payments. “Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) any other direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but clause (d) of this definition shall not include endorsements in the ordinary course of business. The amount of Indebtedness under clause (d) of this definition is the stated or determined amount of the primary obligation for which such Indebtedness is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

Notwithstanding anything to the contrary contained in this Section 4.2, for purposes of determining compliance with the Net Debt to EBITDA Ratio financial covenant, any cash contribution made by Parent to Holdings which is in turn contributed to the Borrower on or prior to the date that is thirty (30) days after the date financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower made at least five (5) days prior to such date, be added to the calculation of EBITDA for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter.

4.3  Distributions. No Loan Party shall pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) each Loan Party may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) each Loan Party may pay dividends solely in capital stock; (iii) each Loan Party may repurchase the stock of former or current employees, officers, directors or consultants pursuant to stock repurchase agreements or upon termination of employment or service so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Fifty Thousand Dollars ($50,000) per fiscal year, (iv) Borrower may make the Earnout Payments on the terms set forth in the APA as of the Closing Date or as amended in accordance with the consent of Lender, (v) Subsidiaries of Borrower may declare and pay dividends and distributions ratably with respect to their equity interests to the owner thereof (including direct and indirect Subsidiaries of Borrower and Borrower), and (vi) Borrower may make cash distributions to Holdings for the purpose of allowing Holdings to pay income taxes and franchise taxes allocable to Holdings’ investment in Borrower, and Holdings may make tax payments directly to tax authorities with respect to any consolidated tax return of Holdings.

4.4 Fundamental Changes. No Loan Party shall (a) engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by any Loan Party and such Subsidiary, as applicable, or reasonably related thereto; (b) merge with any other entity, liquidate or dissolve, except any Subsidiary of Parent or Holdings or Borrower may be merged with or into Parent, Holdings, Borrower or any Subsidiary Guarantor, and Parent may be merged with or into Parent or Holdings, provided that, in the case of such a merger, (i) Holdings, Parent, Borrower or any such Subsidiary Guarantor shall be the continuing or surviving Person and (ii) such surviving Person shall be or become a Loan Party; or (c) permit or suffer any Change of Control. “Change of Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (b) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of such Board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body or (iii) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement). Notwithstanding the foregoing, any change in ownership resulting from the completion of an initial public offering of the common stock of Parent (“IPO”) or a change in the composition of the Board of Directors following an IPO shall not constitute a Change of Control.

5. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(i) Borrower fails to pay when due any Loan payment under Section 1.2 or 1.6(b) within ten (10) Business Days after the due date or fails to pay two consecutive interest payments more than five (5) Business Days after the due date;

(ii) any Loan Party fails to perform any obligation (other than payment of any Loan or monetary Obligation, which, if such default can be reasonably cured, is not cured within fifteen (15) Business Days after such failure;

(iii) any representation, or written statement made by any Loan Party to Lender shall prove to have been false when given;

(iv) the dissolution, winding up, or insolvency of any Loan Party;

(v) an involuntary case or application or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, winding-up, dissolution, examinership, compromise, arrangement or other relief in respect of Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for or any Subsidiary or for a substantial part of its assets, and, in any such case, such case or application or proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(vi) Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding-up, dissolution, examinership, compromise, arrangement or other relief under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause Section 5(v), (iii) apply for or consent to the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for, Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable to, admit in writing its inability to, or fail generally to pay its debts as they become due.

6. Rights and Remedies. If an Event of Default occurs and continues, Lender may, without notice or demand do any or all of the following: (i) accelerate and declare all of the Loan and other Obligations to be immediately due and payable (but if an Event of Default described in Section 5(v) or Section 5(vi) occurs, all Obligations are immediately due and payable without any action by Lender); and/or (ii) exercise any other rights and remedies permitted by applicable law and Section 1.8(d). All of Lender’s rights and remedies under this Agreement or any other agreement between Lender and the Loan Parties are cumulative. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which any Loan Party is liable.

7. General.

7.1 No Waivers; Amendments. The failure of Lender at any time to require the Loan Parties to comply strictly with any of the provisions of this Agreement shall not waive Lender’s right to later demand and receive strict compliance. Any waiver of a default shall not waive any other default. None of the provisions of this Agreement may be waived except by a specific written waiver signed by Lender and delivered to the Loan Parties. The provisions of this Agreement may not be amended except in a writing signed by each Loan Party and Lender.

7.2 Expenses; Attorneys’ Fees; Indemnity.

(a) Borrower shall reimburse Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing this Agreement and the other loan documents with Lender (including appeals or insolvency proceedings) (collectively, “Expenses”); provided that Expenses reimbursable under this Section 7.2 as of the Closing Date shall not exceed Fifty Thousand Dollars ($50,000) whether or not the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated.

(b) Each Loan Party hereby indemnifies Lender, its affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all claims and losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loan, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by any Loan Party, any of its shareholders or creditors, except to the extent such claim or loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Loan Party shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loan. Each Loan Party, its Subsidiaries and affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each referred to in this Section 7.2(b) as a “Borrower Party.” Lender shall not assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loan. The provisions of this Section 7.2(b) shall survive the payment in full of the Obligations.

7.3 Binding Effect; Assignment. This Agreement is binding upon and for the benefit of the successors and permitted assignees of each party. No Loan Party may assign any rights under this Agreement without Lender’s prior written consent. So long as no Event of Default has occurred and is continuing, Lender may not assign any rights under this Agreement without Borrower’s prior written consent, and after and Event of Default has occurred and is continuing, Lender may not assign any rights under this Agreement to a Person who is on the list of restricted assignees on Schedule 1 attached hereto, and as may be updated in writing by Borrower from time to time.

7.4 Notices. All notices by any party required or permitted under this Agreement or any other related agreement must be in writing and be personally delivered or sent by overnight delivery, certified mail (postage prepaid and return receipt requested), facsimile or email to the addresses and numbers set forth on the signature pages to this Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (with transmission confirmation); and notices sent by email shall be deemed to have been given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if a facsimile or email is given after 5:00 PM (EST) , it shall be deemed to have been given at the opening of business on the next business day for the recipient.

7.5 Governing Law; Jurisdiction.

(g) This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any principles of conflicts of law which would result in the application of the laws of any other jurisdiction. Each Loan Party and Lender hereby submit to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.

(h) Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives (to the extent permitted by law) any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives (to the extent permitted by law) personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 7.4 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof .

7.6 Other. If any provision hereof is unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement (including schedules hereto) and any other written agreements and, documents executed in connection herewith are the complete agreement between each Loan Party and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated herein. This Agreement may be executed in one or more counterparts, all of which when taken together will constitute one agreement.

7.7 Term. This Agreement shall continue in effect until the earlier of (x) Maturity Date and (y) the payment in full of all Obligations (the “Termination Date”). On such Termination Date, the Loan shall terminate, and the Loan Parties shall have paid in cash all Obligations in full, whether or not such Obligations are otherwise then due and payable. No termination shall relieve any Loan Party of any obligation to Lender, until all of the Obligations have been paid and performed in full.

8. Mutual Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH LOAN PARTY AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORT), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[Signature page follows.]

In Witness Whereof, the parties hereto have executed this Agreement as of the date initially set forth above.

Borrower:

HERBAL BRANDS, INC.

By:	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	President

Address:	489 Fifth Avenue, 27th Floor
New York, New York 10017
Facsimile:
Emails (send to all): jeremy@northernswan.com, kyle@northernswan.com, and
chris@northernswan.com

Lender:

ROCK CLIFF CAPITAL LLC

By:	/s/ Justin Korsant
Name:	Justin Korsant
Title:	Authorized Signatory

Address:	412 West 15th Street, 14th Floor
New York, New York 10011

[Signature Page to Loan and Security Agreement]

Exhibit A

Form of

Secured Note

FOR VALUE RECEIVED, Herbal Brands, Inc., a Delaware corporation (“Borrower”), promises to pay Rock Cliff Capital LLC, (“Lender”) , on or before April [__], 2023, Eight Million Five Hundred Thousand Dollars ($8,500,000.00) in accordance with and subject to the provisions of the Loan Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates set forth in the Loan and Security Agreement, dated as of April [__], 2019 (as may be amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HERBAL BRANDS, INC., as Borrower and the Lender.

This Note is one of the Notes issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds as set forth in Section 1.4 of the Loan Agreement.

This Note is subject to prepayment at the option of Borrower as provided in Section 1.6(a) of the Loan Agreement, mandatory prepayment as set forth in Section 1.6(b) of the Loan Agreement and a back-end fee as set forth in Section 1.6(c) of the Loan Agreement.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder (except as expressly provided in the Loan Agreement).

This Note is a Loan Document.

Borrower’s obligations due under this Note are (i) guaranteed by Parent pursuant to the Guaranty (as defined in the Loan Agreement) (ii) secured by a first-ranking security interest in (a) the Collateral (as defined in the Loan Agreement) in which Borrower has granted a Lien to Lender and (b) the Collateral (as defined in the Pledge Agreement) in which Holdings has granted a Lien to Lender.

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

HERBAL BRANDS, INC.

By:
Name:
Title:

Schedule 1

Restricted Assignees

1.	Specifically Restricted Assignees
a.	Detoxify
b.	ClearChoice
c.	Toxin Rid
d.	High Voltage
e.	Rescue Detox
f.	Champ
g.	High Times
h.	Stinger Detox
i.	Alpha-Clean
j.	HerbTheory
k.	Green Gone
l.	Sonne’s
m.	Quick Fix
n.	Xstream
o.	Magnum Detox
p.	Upass
q.	Ultra Pure
r.	P-Sure
s.	Urine Luck
t.	Dr. Greens Agent X
u.	Jet Clean
v.	Urine The Clear
w.	Ultra Pure
x.	Test Clear
y.	Serious Monkey Business
z.	Whizzinator
aa.	Synthetix5
bb.	WizclearHumanN
cc.	Super Beets
dd.	Diet Works
ee.	Skinny Fit
ff.	BaeTea
gg.	Rite Aide
hh.	CVS
ii.	7-Eleven
jj.	Walmart

2.	Categories of Restricted Assignees
a.	Any supplier of BNG
b.	Any drug testing companies
c.	Any companies whose business is to invest in or operate in the cannabis industry or which have state, local or federal licenses to cultivate, distribute, process, test or retail cannabis and cannabis-related products